Exhibit 2.4

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (this “Amendment No. 2”) is made as of this 20th day of July 2023, by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Purchaser”), and Surgalign Holdings, Inc., a Delaware corporation (“Seller” and together with Purchaser, the “Parties”).

WITNESSETH:

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement, dated June 18, 2023 (as amended by the First Amendment thereto dated July 10, 2023, the “Agreement”) that provides for, among other things, the purchase by Purchaser of certain assets of Seller and its Subsidiaries predominantly used in or related to Seller’s and its Subsidiaries hardware and biologics business, and Purchaser assuming from Seller and its Subsidiaries, certain specified liabilities related thereto, in each case as set forth in the Agreement;

WHEREAS, clause (B) of Section 7.1(d)(iv) of the Agreement, as amended by the First Amendment, provides that Purchaser may terminate the Agreement by providing to Seller written notice of termination no later than 5:00 p.m. CT on July 20, 2023 if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion;

WHEREAS, Purchaser and Seller wish to amend the Agreement to extend the time by which Purchaser may terminate the Agreement under clause (B) of Section 7.1(d)(iv) to 5:00 p.m. CT on July 24, 2023; and

WHEREAS, Section 7.12 of the Agreement provides that the Agreement may be amended by the written agreement of Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, being all of the parties to the Agreement, hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given such terms in the Agreement.

2. Amendment to the Agreement. Effective as of the date of this Amendment No. 2:

a. Section 7.1(d)(iv) is amended and restated in its entirety as provided below:

(A) Seller has not provided complete copies of all of the Disclosure Schedules (other than Schedule 5.7) to Purchaser by 1:00 p.m. CT on the date that is fourteen (14) days after the date of this Agreement; or (B) if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion; provided, however, that to terminate this Agreement under this clause (B), Purchaser must provide to Seller notice of termination no later than 5:00 p.m. CT on July 24, 2023; provided, further, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(iv) after the date that is the later of (A) one (1) day prior to the hearing before the Bankruptcy Court seeking entry of the Bid Procedures Order and (B) July 24, 2023.

3. No Other Amendments. Except as specifically deemed amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms. The amendments provided in this Amendment No. 2 shall be applicable solely with respect to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied. This Amendment No. 2, together with all documents (including the Agreement) referenced herein, the other Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement between the Parties, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

4. Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. Miscellaneous. The provisions of Section 7.6 (Governing Law; Jurisdiction; WAIVER OF JURY TRIAL), Section 7.7 other than the first sentence thereof (Interpretation), Section 7.8 (Notices), Section 7.12 (Amendment), Section 7.14 (Specific Performance), Section 7.15 (Severability), Section 7.16 (Waivers), Section 7.17 (Binding Effect; Third Party Beneficiaries; Assignment), and Section 7.18(a) (Non-Recourse) of the Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

Seller:		Purchaser:

Surgalign Holdings, Inc.		Xtant Medical Holdings, Inc.

By:	/s/ David Lyle	By:	/s/ Sean Browne
Name:	David Lyle	Name:	Sean Browne
Title:	Chief Financial Officer	Title:	President & Chief Executive Officer